UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 23, 2013 (December 19, 2013)

KIMBALL INTERNATIONAL, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code   (812) 482-1600

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Item 8.01 Other Events
Kimball Electronics, Inc. ("KEI"), a subsidiary of Kimball International, Inc. (the "Company"), currently provides contract manufacturing services for various products to Johnson Controls, Inc. ("JCI"). JCI has decided to terminate the contract manufacturing services for products provided by KEI to JCI’s Automotive Experience-NA business unit pursuant to an agreement negotiated with KEI on December 19, 2013 (the "Agreement").

In March 2013, JCI announced they were exploring a sale of their automotive electronics business. In September 2013, JCI sold a significant portion of its automotive electronics business that was supported by KEI. KEI will continue to provide contract manufacturing services for the new owner and therefore those services will not be affected by the Agreement.

As disclosed in the Company’s first quarter fiscal year 2014 Form 10-Q filed with the Securities and Exchange Commission on November 5, 2013, the Company expected that volumes for one of the largest contracts with JCI would decline beginning in fiscal year 2015 as certain programs reach end of life. Due to available capacity, JCI has decided to in-source the remaining programs currently manufactured by KEI.

Under the terms of the Agreement, the transfer of production to JCI facilities will occur in stages, and KEI will assist with the transition. The transition schedule has not been finalized as of the date of this Current Report on Form 8-K, but the Company anticipates the transition will begin in the fourth quarter of the Company's current fiscal year ending June 30, 2014 with the final transfer expected to be substantially complete by January 2015. JCI will reimburse KEI for transition and personnel support services over the course of the transition. The Company does not expect any significant inventory or equipment write-downs as a result of the contract termination.

Sales to JCI for programs that will be phased out under this Agreement or that are approaching end of life totaled $89.0 million for fiscal year 2013 and $22.7 million for the first quarter of fiscal year 2014 which ended September 30, 2013. When excluding these sales to JCI, the impact to the Company’s Electronic Manufacturing Services (EMS) segment gross profit as a percent of net sales is not expected to be material. The exclusion of these sales to JCI on the Company’s consolidated results would have lowered the mix of sales from the EMS segment which operates at a lower margin than the Company’s Furniture segment. As a result, when excluding the $22.7 million in sales to JCI, the Company’s consolidated first quarter fiscal year 2014 gross profit as a percent of net sales would have been approximately 70 basis points higher than originally reported in the Company’s first quarter fiscal year 2014 Form 10-Q.

Given that the transition schedule has not been finalized, the following table depicts the Company’s best estimate, based on information known as of the date of this Form 8-K, of the future forecasted sales to JCI through the end of the Agreement from programs previously disclosed that are reaching end of life and from programs that are being phased out under this Agreement:

	Quarter Ending
(Amounts in Millions)	9/30/13 (Actual)	12/31/13 (Estimate)	3/31/14 (Estimate)	6/30/14 (Estimate)	9/30/14 (Estimate)	12/31/14 (Estimate)
Forecasted Sales from JCI Programs Reaching End of Life	$12	$13	$12	$11	$7	$1
Forecasted Sales from JCI Programs Phased Out Under the Agreement	11	7	8	8	6	4
Total	$23	$20	$20	$19	$13	$5

The nature of the electronics manufacturing services industry is such that the start-up of new customers and new programs to replace expiring programs occurs frequently. The Company’s business development team is continually focusing on growth within our current customer base as well as building relationships with new customers.

This document contains certain statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding the future performance of business of the Company and may be identified by the use of words such as "expects," "estimates," "forecasts," "anticipates" and similar expressions. Such statements are subject to risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, changes to or fluctuations in the transition schedule and changes in customer demand. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. These forward-looking statements should not be construed as a guarantee that such results or events will, in fact, occur or be realized, and readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company makes no commitment to update these forward-looking statements for events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required in current and quarterly periodic reports filed with the SEC or otherwise by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider
ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer

Date: December 23, 2013